Exhibit 99

For Immediate Release

Contact: John L. Flynn
Chief Financial Officer
703-478-5830
Email: jflynn@fairchild.com

FAIRCHILD COMPLETES EUROPEAN FINANCING.

McLean, Virginia (May 5, 2004) — The Fairchild Corporation (NYSE: FA), announced today that its German subsidiaries, Hein Gericke Deutschland GmbH and PoloExpressversand, have closed a Euro 41 million financing with Stadtsparkasse Düsseldorf and HSBC Trinkaus & Burkhardt KGaA. This financing will be used to pay the balance of the purchase price owed to the administrator for Eurobike AG, and will complete the acquisition of Hein Gericke, PoloExpress, and Intersport Fashions West. Euro 20 million of this is guaranteed by the State of North Rhine-Westphalia.

Eric Steiner, President and Chief Operating Officer of The Fairchild Corporation, stated: “This financing is an important step for the advancement of Fairchild Sports and will allow us to broaden our brand recognition on a global basis. In addition, it will free management to focus on the integration and restructuring of the component parts of Fairchild Sports to improve operational efficiencies of the business. We are looking at additional sources of capital for expansion of Fairchild Sports and to pursue other opportunities for The Fairchild Corporation.”

Hein Gericke, PoloExpress and Intersport Fashions West design, manufacture and sell protective clothing, helmets and technical accessories for motorcyclists. Hein Gericke operates 146 retail shops in Austria, Belgium, England, Germany, Luxembourg and the Netherlands, and PoloExpress operates 84 retail shops in Germany. Intersport Fashions West, located in Tustin, California, is a designer and distributor of motorcycle apparel, boots and helmets, under several labels, including First Gear and Hein Gericke. In addition, Intersport Fashions West designs and produces apparel under private labels for third parties, including Harley-Davidson.

About The Fairchild Corporation

In addition to Fairchild Sports, The Fairchild Corporation is engaged in the aerospace distribution business which stocks and distributes a wide variety of parts to aircraft operators and aerospace companies providing aircraft parts and services to customers worldwide. The Fairchild Corporation also owns and operates a shopping center located in Farmingdale, New York. Additional information is available on The Fairchild Corporation web site (www.fairchild.com).

This news release may contain forward looking statements within the meaning of Section 27-A of the Securities Act of 1933, as amended, and Section 21-E of the Securities Exchange Act of 1934, as amended. The Company’s actual results could differ materially from those set forth in the forward-looking statements, as a result of the risks associated with the Company’s business, changes in general economic conditions, and changes in the assumptions used in making such forward-looking statements.